EXHIBIT 3.03

                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                              DYNAMIC REALITY, INC.



         The undersigned, being the Secretary of Dynamic Reality, Inc., a Nevada corporation, hereby certify that by consent of the Board of Directors and written consent of the stockholders of the corporation representing 75% of the issued and outstanding shares of common stock, this certificate of amendment of the articles of incorporation has been approved and adopted and that it shall be filed upon the discretion of the officers of this corporation.

         The undersigned further certify that the Article "FIRST" of the original Articles of Incorporation filed on the 24th day of December 1996, as amended on 14th of July 1999, herein are amended as follows:

         Article "ONE", is hereby amended to read:

                  The name of the Corporation shall be: Medstretch Inc.

         The undersigned hereby certify that they have on this 28th day of January, 2002 executed this Certificate Amending the Articles of Incorporation heretofore filed with the Secretary of Nevada.





                              /S/ Kimberly Partridge
                              ----------------------
                              Dr. Kimberly Partridge, Secretary


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